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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                       Commission File Number 333-72621-02

                                OMI Trust 1999-E
                                ----------------
             (Exact name of registrant as specified in its charter)

     c/o Chase Manhattan Trust Co. Global Trust, Attention: Judy Wisniewski
     -----------------------------------------------------------------------

               One Liberty Place, Suite 5210., 1650 Market Street
                 Philadelphia, Pennsylvania 19103 (215)988-1322
 -------------------------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

  Manufactured Housing Contract Senior/Subordinated Pass-Through Certificates,
  ----------------------------------------------------------------------------
     Series 1999-E Class A-1, Class M-1, Class M-2, Class B-1, and Class B-2
     -----------------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
                                      ----
 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)      |_|            Rule 12h-3(b)(1)(i)     |X|
       Rule 12g-4(a)(1)(ii)     |_|            Rule 12h-3(b)(1)(ii)    |_|
       Rule 12g-4(a)(2)(i)      |_|            Rule 12h-3(b)(2)(i)     |_|
       Rule 12g-4(a)(2)(ii)     |_|            Rule 12h-3(b)(2)(ii)    |_|
                                               Rule 15d-6              |X|

 Approximate number of holders of record as of the certification or notice date: ___14______________

         Pursuant to the requirements of the Securities Exchange Act of 1934, OMI Trust 1999-E has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                By: OAKWOOD MORTGAGE INVESTORS, INC.,as depositor

Date: October 23, 2000
      By: /s/ EARL BREWER

      Name: Earl Brewer        /s/ EARL BREWER

      Title: Vice President

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

SEC 2069 (8-93)

                        OAKWOOD MORTGAGE INVESTORS, INC.
                                OMI Trust 1999-E
                         Manufactured Housing Contract
                 Senior/Subordinated Pass-Through Certificates
                                 Series 1999-E



     I hereby certify that the following information is correct:







                                              TOTAL CERTIFICATEHOLDERS
       SECURITY               CUSIP #          AS OF October 2, 2000
       --------               -------          ---------------------

       Class A-1             67087TAU5                    2
       Class M-1             67087TAV3                    1
       Class M-2             67087TAW1                    9
       Class B-1             67087TAX9                    1
       Class B-2                                          1

       Total Certificate holders                         14


                                                    /s/ Earl Brewer
                                                    ---------------------------
Date: October 23, 2000                      Signed: /s/ Earl Brewer
                                                    Title: Vice President